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                                 [LETTER HEAD]


October 3, 1997


Board of Directors
Electroscope, Inc.
4828 Sterling Drive
Boulder, CO 80301

Re:   Registration Statement on Form S-8
      1991 Stock Option Plan; Amended in 1996

Gentlemen:

We are counsel for Electroscope, Inc., a Colorado corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the United States Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended. The Registration Statement covers a proposed offering of 969,438 shares of the Company's Common Stock to be issued pursuant to the Electroscope 1991 Stock Option Plan.

In connection with our representation of the Company, we are of the opinion that:

1. The Company has been duly incorporated under Colorado law, and is validly existing as a corporation in good standing under the laws of that state.

2. The 969,438 shares of Common Stock proposed to be sold pursuant to this offering will, upon the purchase, receipt of full payment, issuance and delivery of such shares in accordance with the terms of the offering described in the Registration Statement, be duly and validly authorized, legally issued, fully paid and non-assessable.

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Electroscope, Inc.
October 3, 1997
Page 2


We consent to the use of this opinion as an exhibit to the Registration
Statement.

Very truly yours,

/s/ Laurie P. Glasscock

Laurie P. Glasscock, Esq.
LPG/rdm
cc:   Mr. Karl D. Hawkins
      Mr. Mike Eberhardt
      NASDAQ